Exhibit 10.6

FULL SPECTRUM INC.

2452 Embarcadero Way

Palo Alto, CA 94303

January 1, 2012

Mr. Guy Simpson

22402 Citation Court

Los Gatos, CA 95033

Re:    Employment Agreement

Dear Guy:

This letter agreement (the “Letter Agreement”) constitutes an offer of employment on behalf of Full Spectrum Inc., a Delaware corporation (the “Company”), to the undersigned individual (the “Executive” or “Employee”). The terms of this offer are as set forth below:

1.           Position.     Commencing immediately you shall serve as the Company’s Chief Operating Officer. You will report directly to the Chief Executive Officer of the Company and you will work together to define your roles and responsibilities which will evolve over time as the organization grows. You shall devote your full time, attention and ability to the business of the Company and shall well and faithfully serve the Company and shall use his best efforts to promote the interests of the Company. You appreciate that your duties may involve significant travel from your place of employment, and you agree to travel as reasonably required in order to fulfill your duties.

2.           Compensation     In connection with your employment, the Company will pay you the following salary and other compensation:

(a)          Salary.   You will be paid a base salary at the annual rate of $120,000 (your “Base Salary”), payable in accordance with the Company’s standard payroll practices less applicable withholdings.

(b)          Benefits.   The Company is in the process of developing an employee benefits program for health care and other benefits. Once in place, you will be able to participate in said program.

(c)          Right to Change Plans. Nothing in this letter will be construed to limit, condition or otherwise encumber the Company’s right to amend, discontinue, substitute or maintain any employee benefits plan, program or perquisite.

(d)          Paid Time Off (PTO) / Paid Holidays.   You shall accrue PTO at the rate of 21 days for each calendar year, prorated as applicable for any partial calendar year and subject to the terms of the Company’s vacation policy. PTO is meant to include all vacation, personnel and sick days. You shall not be entitled to any additional PTO. You shall be compensated at the usual rate of base compensation for any PTO. You shall also be entitled to paid Company Holidays as generally given by the Company. Company Holidays are currently defined as New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the day after Thanksgiving Day and Christmas Day. PTO days may not be accumulated beyond the calendar year in which they are due, without the prior written consent of the Company.

(e)          Options. (i) You shall be granted options to acquire 803,400 shares of common stock of the Company at a per share exercise price of S0.6244. The said options shall vest in 12 equal consecutive amounts of 66.950 shares at the end of each calendar quarter beginning March 31, 2012 (the ‘‘Options’’).

(ii)         In addition, and in full and final consideration for all work performed to date on behalf of the Company, you shall be granted fully vested options to acquire 321,360 shares of common stock of the Company at a per share exercise price of $0.6244.

(iii)        The above options shall be subject to option agreements between the Employee and the Company subsequently entered into. The option agreements will provide that the options are exercisable for a period of ten years.

(f)          The Board of Directors will review your compensation annually and, in its sole discretion, consider any increases it deems warranted at that time.

3.            Expense Reimbursement.    You shall be entitled to reimbursement for ordinary, necessary and reasonable out-of-pocket trade or business expenses which you incur in connection with performing your duties under this Letter Agreement. The reimbursement of all such expenses shall be made upon presentation of evidence reasonably satisfactory to the Company of the amounts and nature of such expenses and shall be subject to the reasonable approval of the Company’s executive officers or Board of Directors.

4.            Additional Agreements; ATM-complete; Non-solicitation.     As a Company Executive, you will be expected to abide by Company rules and regulations from time to time in force which are brought to his notice. You will be expected to sign (if you have not already done so) and comply with the Employment, Non competition. Confidential Information and Intellectual Property Assignment Agreement attached as Exhibit B, which requires, among other things, the assignment of your rights to any intellectual property made during your association with the Company, and non-disclosure of proprietary information.

5.           At-Will Employment.    Your employment with the Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this Letter Agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s human resources policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

(a)          Death. If your employment terminates on the date of your death, the Company will pay your Base Salary to the end of the month during which you died and other Accrued Obligations through the date of termination.

(b)          Termination for Cause. The Company may terminate your employment at any time for Cause. As used herein, “Cause” is defined to mean (I) you have been convicted of, or have pleaded guilty or nolo contendere to, any felony or a crime involving moral turpitude; (II) you have engaged in willful misconduct or materially failed or refused to perform the duties assigned to you or have performed such duties with gross negligence or have breached any terms or conditions of your agreements with the Company, and, following 10 days written notice of such conduct, have failed to cure it; or (III) you have committed any fraud, embezzlement, misappropriation of funds, breach of fiduciary duty or other act of dishonesty against the Company. Upon termination for Cause, the Company will pay you your (i) Base Salary accrued through the date of termination, (ii) accrued and unused vacation through the date of termination, (iii) any unreimbursed business expenses incurred through the date of termination (and otherwise payable in accordance with the Company’s expense reimbursement policy), and (iv) all benefits accrued and vested through the date of termination pursuant to the Company’s employee benefit plans in which you then participate (the “Accrued Obligations”) up to the date of the notice of termination, which date shall be for all purposes of this Letter Agreement the date of termination of your employment. The Company will not have any other compensation obligations to you.

(c)          Termination other than Death or Cause.   The Company may terminate your employment for any reason not described in Section 5(a) or (b) above at any time by giving you written notice thereof, and the date on which you received such notice will be your date of termination. Upon such a termination, the Company will provide you with the compensation described in Section 6.

(d)          Voluntary Termination.   You may terminate your employment at any time for a reason, and the effective date of your termination will be the date on which such notice is received by the Company. The Company will pay you your Accrued Obligations through the date of termination. The Company will have no other obligations to you.

6.            Severance Compensation.    Notwithstanding the above, in the event of you are terminated anytime by the Company without Cause, the Company will provide you the following compensation:

(a)          The Company will pay you (i) your Accrued Obligations through the date of termination, and (ii) your continued Base Salary for a period of one month following the date of termination.

(b)          The provision of the foregoing severance is conditioned upon receipt from you of a signed a general release and non-disparagement agreement (the “Waiver and Release of Claims” in the form attached hereto as Exhibit A) and your continued compliance with the terms of this Letter Agreement.

7.           Outside Activities During Employment; No Conflicting Obligations.   In addition to any obligations contained in the Employment, Non competition, Confidential Information and Intellectual Property Assignment Agreement attached as Exhibit B so long as you render services to the Company, you will not assist any person or organization in competing with the Company, or in preparing to compete with the Company. You represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Letter Agreement. You represent and warrant that you will not use or disclose, in connection with your employment with the Company, any trade secrets or other proprietary information or intellectual property in which you or any other person has any right, title or interest and that your employment will not infringe or violate the rights of any other person. You represent and warrant to the Company that you have returned all property and confidential information belonging to any prior employer.

8.            Withholding Taxes.    All forms of compensation referred to in this Letter Agreement are subject to reduction to reflect applicable withholding and payroll taxes.

9.            Entire Agreement.    This Letter Agreement and the agreements referred to in this Letter Agreement contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company.

10.          Amendment and Governing Law.    This Letter Agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this Letter Agreement and the resolution of any disputes will be governed in and by the laws of the State of California. For the purposes of all legal proceedings this Letter Agreement shall be deemed to have been performed in the State of California and the courts of the federal Northern District of California shall have jurisdiction to entertain any action arising under this Letter Agreement.

This Letter Agreement shall be deemed effective when signed below.

Very truly yours,

FULL SPECTRUM INC.

By:	/s/ Stewart Kantor

Name:	Stewart Kantor

Title:	CEO

I have read and accept this employment offer:

/s/ Guy Simpson
Guy Simpson

Dated: January 31, 2011

EXHIBIT A

FULL SPECTRUM INC.

Waiver and Release of Claims

I understand that this Release Agreement (“Release”), constitutes the complete, final and exclusive embodiment of the entire agreement between Full Spectrum Inc. (the “Company”) and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein.

In consideration of benefits I will receive under my employment agreement with the Company, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, attorneys, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with, or service as a director of, the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of my employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other equity or ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action.

I acknowledge that understand that certain State Civil Codes provide as follows and which may apply to me: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company, its affiliates, and the entities and persons specified above.

Employee

Date:

APPENDIX A

California Labor Code Section 2870. Application of provision that employee shall assign or offer to assign rights in invention to employer.

(a)          Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)         Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2)         Result from any work performed by the employee for the employer.

(b)          To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

APPENDIX B

FULL SPECTRUM INC.

Termination Certificate

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Full Spectrum Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”).

I further certify that I have complied with all the terms of the Company’s Employment, Confidential Information and Intellectual Property Assignment Agreement signed by me (the “Intellectual Property Agreement”), including the reporting of any Intellectual Property (as defined therein), conceived or made by me (solely or jointly with others) covered by the Intellectual Property Agreement.

1 further agree that, in compliance with the Intellectual Property Agreement, I have returned or expunged all Confidential Information and will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for twelve (12) months from this date, I shall not solicit the employment of any person who shall then be employed by the Company (as an employee or consultant) or who shall have been employed by the Company (as an employee or consultant) within the prior twelve (12) month period, on behalf of myself or any other person, firm, corporation, association or other entity, directly or indirectly, all as provided more fully with the Intellectual Property Agreement.

Date:	_____________________, _______
(Signature)